UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 10, 2009

HORIZON LINES, INC.
(Exact name of registrant as specified in its Charter)

Delaware	001-32627	74-3123672

(State or Other Jurisdiction of Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
4064 Colony Road, Suite 200
Charlotte, North Carolina 28211
(Address of Principal Executive Offices, including Zip Code)
(704) 973-7000
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 14, 2009, James W. Down resigned from his position as Director of Horizon Lines, Inc. (the “Company”) to pursue other opportunities in the transportation sector. Mr. Down was the Chairperson of the Compensation Committee. Mr. Down’s decision to resign from the Board of Directors did not arise or result from any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.
On December 10, 2009, the Compensation Committee of the Company’s Board of Directors, in connection with a comprehensive review of the use of perquisites, approved the elimination of all perquisites for its executive officers (including the Chief Executive Officer). The eliminated perquisites include, but are not limited to, automobile allowances, reimbursements for the cost of country club memberships, and tax “gross-up” payments made to reimburse an executive officer for individual income tax incurred with respect to the receipt of certain perquisites.
At the same meeting, the Compensation Committee approved base salary increases for each named executive officer to partially adjust for the elimination of these perquisites. No adjustment was made for the elimination of tax “gross-up” payments. The aggregate value of the base salary increases for these impacted executives as a group will be less than the total value of the eliminated perquisites. These base salary increases become effective January 1, 2010. The amount of each increase is as follows:

Charles G. Raymond (Chairman, President and Chief Executive Officer)	$25,000
Michael T. Avara (Senior Vice President and Chief Financial Officer)	$15,000
John V. Keenan (President and Chief Operating Officer — Horizon Lines, LLC)	$15,000
Brian W. Taylor (President and Chief Operating Officer — Horizon Logistics Holdings, LLC)	$15,000

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON LINES, INC. (Registrant)
Date: December 16, 2009	By:	/s/ Michael T. Avara
Michael T. Avara
Senior Vice President and Chief Financial Officer